Exhibit 99.1

Mersana Therapeutics Announces Fourth Quarter and Full Year 2018 Financial Results and Provides Business Updates

Company Plans to Report XMT-1536 Dose Escalation Data in the Second Quarter of 2019

Ended 2018 with $70 Million in Cash

Further Strengthened Balance Sheet with Gross Proceeds of $98 Million from Equity Financing; Expected to Fund the Company Through Important Clinical Milestones

CAMBRIDGE, Mass., March 8, 2019 — Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results and a business update for the fourth quarter and full year ended December 31, 2018.

“In 2018 we made significant progress with XMT-1536, our first-in-class ADC candidate targeting NaPi2b. We remain encouraged by the safety, tolerability, and early signs of activity seen in heavily pretreated, unselected patients in the dose escalation trial. Within the second quarter of 2019 we plan to report data from the dose escalation portion of the study, select a go forward dose and initiate the Phase 1 expansion cohorts,” said Anna Protopapas, President and CEO of Mersana Therapeutics. “More recently, we strengthened our balance sheet through an equity financing that provides us with the capital necessary to advance XMT-1536 and our potential next ADC candidate through to important future value inflection points.”

Recent Highlights and Updates

Clinical Program

•                  Continued the Phase 1 dose escalation study of XMT-1536 for the treatment of NaPi2b-expressing cancers.  XMT-1536 is a first-in-class Dolaflexin ADC targeting NaPi2b, which is broadly expressed in epithelial ovarian cancer and non-squamous non-small cell lung cancer (NSCLC) adenocarcinoma. The data to date from the ongoing XMT-1536 dose escalation study indicate that the trial has reached clinically relevant dose levels, starting at 20 mg/m2 but has not yet reached a maximum tolerated dose. The once-every-three-week dosing regimen has been fully explored. In the once-every-four-week dosing regimen, the Company has completed dosing patients in the 20 mg/m2 and 30 mg/m2 dose cohorts. Both dosing regimens have thus far been well tolerated and dosing of the 36 mg/m2 cohort has been initiated.  The Company is planning to report data from the dose escalation portion of the study in the second quarter of 2019.

Discovery & Platform Progress

•                  On track to disclose its next ADC clinical candidate in the second half of 2019 further strengthening its scientific leadership in ADC development.

•                  Presented data on two new platforms at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium in November 2018. Details of the abstracts are below:

•                  The first abstract, titled “Discovery of the novel, homogeneous payload platform Dolasynthen for Antibody-Drug Conjugates” characterized Dolasynthen, a next-generation platform allowing for drug homogeneity and precise control of the Drug-to- Antibody ratio of an ADC.

•                  The second abstract, titled “Indole-Biaryl Pyrrolobenzodiazepines (I-BiPs): A potent and well-tolerated class of DNA mono-alkylating payload for antibody-drug conjugates (ADCs)” characterized Alkymer, a DNA damaging platform demonstrating superiority to existing DNA damaging platforms.

Corporate Updates

•                 Appointed Dirk Huebner, M.D., as Chief Medical Officer. Dr. Huebner’s 25 years of drug development experience, including significant experience in the development and approval of ADCs, will contribute to Mersana’s leading clinical development organization.

•                 Strengthened balance sheet through important equity financing. On March 5, 2019, the Company announced the closing of a public offering of approximately 24.4 million shares of its common stock at the price of $4.00 per share. Aggregate gross proceeds from the offering were approximately $97.8 million.

Upcoming Events

•                  Mersana will give a corporate presentation at the Cowen & Co. Annual Health Care Conference on March 13, 2019, in Boston, MA.

•                  Mersana will present on the Dolasynthen platform as well as a dual payload ADC containing both a microtubule inhibitor and a DNA alkylator, at the American Association for Cancer Research (AACR) Annual Meeting from March 29 — April 3, 2019, in Atlanta, GA.

2018 Financial Results

Cash, cash equivalents and marketable securities as of December 31, 2018, were $70.1 million, compared to $125.2 million as of December 31, 2017.

Fourth Quarter 2018

•                  Collaboration revenue for the fourth quarter 2018 was approximately $1.2 million, compared to $3.3 million for the same period in 2017. The decrease was largely the result of a decrease in efforts to support partnered programs.

•                  Research and development expenses for the fourth quarter 2018 were approximately $19.8 million, compared to $14.6 million for the same period in 2017, driven primarily by an increase in clinical and regulatory expenses due to the progress of our XMT-1536 program and manufacturing costs to support the future clinical development of XMT-1536.

•                  General and administrative expenses for the fourth quarter 2018 were approximately $4.2 million, compared to $3.1 million for the same period in 2017, driven primarily by increased employee-related expenses due to an increase in headcount and increased professional fees.

•                  Net loss for the fourth quarter 2018 was $22.4 million, or $0.97 per share, compared to a net loss of $14.0 million, or $0.61 per share, for the same period in 2017.  Weighted average common shares outstanding for the years ended December 31, 2018 and December 31, 2017, were 23,184,459 and 22,750,425, respectively.

Full Year 2018

•                  Collaboration revenue for the full year 2018 was approximately $10.6 million, compared to $17.5 million for the full year 2017. The decrease was primarily the result of a decrease in efforts to support partnered programs and a change in total projected efforts associated with timelines used to measure XMT-1522 revenue under ASC 606.

•                  Research and development expenses for the full year 2018 were approximately $59.9 million, compared to $46.7 million for the full year 2017. The increase was primarily due to an increase in pre-clinical platform development, clinical and regulatory expenses due to the progress of XMT-1536 and XMT-1522, and manufacturing costs to support future clinical development.

•                  General and administrative expenses for the full year 2018 were approximately $16.3 million, compared to $10.5 million for the full year 2017, driven primarily by increased employee-related expenses due to an increase in headcount and increased professional fees.

•                  Net loss for the full year 2018 was $64.3 million, or $2.79 per share, compared to a net loss of $38.7 million, or $3.22 per share, for the full year 2017. Weighted average common shares outstanding for the periods ended December 31, 2018 and December 31, 2017, were 23,032,250 and 12,022,733, respectively.

2019 Financial Update

•                  On March 5, 2019 the Company completed a public equity offering with gross proceeds of $97.8 million.  The Company expects that its cash, cash equivalents and marketable securities will enable it to fund its operating plan into at least mid-2021.

•                  Associated with the discontinuation of the XMT-1522 program, the Company expects to recognize remaining deferred revenue under ASC 606 in the first quarter of 2019 to reflect termination of the Takeda agreement. Mersana announced the discontinuation of the development of XMT-1522 due to the competitive landscape and to prioritize its resources on advancing XMT-1536. In line with this decision, the Company and its partner, Takeda, have terminated their research and development partnerships.

Conference Call

Mersana Therapeutics will host a conference call and webcast at 8:00 a.m. ET on March 8, 2019 to report financial results for the fourth quarter and full year 2018 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 1969536. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About XMT-1536

XMT-1536 is a Dolaflexin ADC targeting the sodium-dependent phosphate transport protein (NaPi2b) and is comprised of an average of 10-15 DolaLock payload molecules conjugated to XMT-1535, a proprietary humanized anti-NaPi2b antibody. NaPi2b is an antigen highly expressed in the majority of non-small cell lung cancer (NSCLC) adenocarcinoma and ovarian cancer. XMT-1536 is in Phase 1 clinical trials in patients with tumors expressing NaPi2b, including ovarian cancer, NSCLC adenocarcinoma and other cancers.  More information on the ongoing Phase 1 clinical trial can be found at clinicaltrials.gov.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to develop highly targeted drugs with increased tolerability and expanded opportunities to deliver meaningful clinical benefit to patients. Mersana’s lead product candidate, XMT-1536, is in a Phase 1 clinical trial in patients with tumors expressing NaPi2b, including ovarian cancer, NSCLC adenocarcinoma, and other cancers. In addition, multiple partners are using Mersana’s platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws.  These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct.  Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development of the Company’s product candidates and new platforms will take longer and/or cost more than planned and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on March 28, 2018, with the Securities and Exchange Commission (“SEC”), the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2018, and subsequent SEC filings. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2018	December 31, 2017

Cash, cash equivalents and marketable securities	$70,131	$125,216
Working capital (1)	4,880	85,662
Total assets	78,502	130,715
Total stockholders’ equity	8,795	69,994

(1) The Company defines working capital as current assets less current liabilities. See the Company’s condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017

Collaboration revenue	$1,188	$3,261	$10,594	$17,545
Operating expenses:
Research and development	19,816	14,555	59,915	46,700
General and administrative	4,152	3,057	16,334	10,462
Total operating expenses	23,968	17,612	76,249	57,162
Other income	349	383	1,398	910
Net income (loss)	$(22,431)	$(13,968)	$(64,257)	$(38,707)
Net income (loss) per share attributable to common stockholders — basic and diluted	$(0.97)	$(0.61)	$(2.79)	$(3.22)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	23,184,459	22,750,425	23,032,250	12,022,733

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com